Exhibit 3.1

PAGE 1

I, MICHAEL RATCHFORD, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RESTATED CERTIFICATE OF INCORPORATION OF “UNIVERSAL HEIGHTS, INC.” FILED IN THIS OFFICE ON THE FOURTH DAY OF SEPTEMBER, A.D. 1992, AT 9 O’CLOCK A.M.

A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO NEW CASTLE COUNTY RECORDER OF DEEDS ON THE TENTH DAY OF SEPTEMBER, A.D. 1992 FOR RECORDING.

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SECRETARY OF STATE
AUTHENTICATION: *3584344 DATE: 09/10/1992
922525399

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNIVERSAL HEIGHTS, INC.

Pursuant to Sections 103, 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware, the undersigned Corporation adopts the following Amended and Restated Certificate of Incorporation.

The original Certificate of Incorporation was filed with the Secretary of State on November 13, 1990.

ARTICLE I

The name of the corporation is UNIVERSAL HEIGHTS, INC. (hereinafter called the “Corporation”).

ARTICLE II

Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle 19805. The registered agent at such address is Corporate Agents, Inc.

ARTICLE III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 21,000,000 shares, of which:

(i) 20,000,000 shares shall be designated as Common Stock, having a par value of $.01 per share (the “Common Stock”); and

(ii) 1,000,000 shares shall be designated as Preferred Stock, having a par value of $.01 per share.

(b) A statement of the designations and powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of stock of each class, is as follows:

(i) Except as otherwise provided by law or by paragraph (b) (ii) of this ARTICLE IV, the entire voting right shall be vested in the holders of the Common Stock.

(ii) (A) The Board of Directors is expressly authorized at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more classes or series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including, but without limiting the generality of the foregoing the following:

(1) the designation of such class or series;

(2) the number of shares to constitute the class or series and the designations thereof;

(3) the dividend rate of such class or series, whether dividends are payable in cash, stock of the corporation or other property, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(4) whether the shares of such class or series shall be subject to redemption by the corporation, and if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(5) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(6) whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(7) the extent, if any, to which the holders of such class or series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise; provided, however, that in no event shall any holder of any class or series of Preferred Stock be entitled to more than one vote for each share of such Preferred Stock held by him;

(8) the restrictions, if any, on the issue or reissue of any additional shares or class or series of Preferred Stock;

(9) the rights of the holders of the shares of such class or series upon the dissolution of, or upon the distributions of assets of, the Corporation; and

(10) such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

(c) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any class or series of Preferred Stock, the holders of any such series shall not have any voting power whatsoever.

(d) No holder of any stock of the corporation of any class now or hereafter authorized shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the corporation of any class or any series now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for, or purchase, any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the corporation.

(e) Without action by the stockholders, the shares of any class or series of capital stock may be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors, provided that such consideration shall be not less than par value in the case of any class or series of stock having par value. Any and all shares so issued, the full consideration for which has been paid or delivered shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payment thereon.

ARTICLE V

On the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the 1,500 issued and outstanding shares of the Corporation’s previously authorized common stock, no par value per share (the “Old Common Stock”), shall thereby and thereupon be classified and converted into 1,777,778 validly issued, fully paid and nonassessable shares of Common Stock reflecting a conversion ratio of 1,185.1853333 shares of Common Stock for each one share of Old Common Stock. Each certificate that heretofore represented shares of Old Common Stock shall not represent the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled.

ARTICLE VI

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the bylaws. Election of the directors need not be by ballot unless the bylaws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders:

(a) To make, alter, amend, change, add to or repeal the bylaws of the Corporation, to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

ARTICLE VII

No director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law, or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The Corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the Corporation the power to indemnify.

ARTICLE VIII

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement of the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Bradley I. Meier, President, and attested by Brian S. Turtletaub, Secretary this 31 day of August, 1992.

President

Attest:

Secretary